AGREEMENT

THIS AGREEMENT (this “Agreement”) is made this 29th day of July, 2010, by and among THE BROADSMOORE GROUP, LLC, a Delaware limited liability company (“Broadsmoore”), REGENICIN, INC., a Nevada corporation (“Regenicin”), and RANDY MCCOY, an individual and resident of the State of New Jersey (“McCoy”).  Each of Broadsmoore, Regenicin and McCoy are each individually referred to as a “party” and collectively as the “parties”.  Terms appearing in initial capital form and not otherwise defined herein shall have the meaning ascribed to them in the LOI (as defined below).

W I T N E S S E T H:

WHEREAS, Vectoris Pharma LLC, a New Jersey limited liability company (“Vectoris”) controlled by McCoy has entered into an agreement with Broadsmoore pursuant to which Broadsmoore agreed to assist Vectoris and a company subsequently disclosed to be Regenicin in connection with a reverse triangular merger and concurrent PIPE financing and other related transactions (collectively, the “Transactions”) as more particularly set forth on the exclusive Letter of Intent attached hereto as Exhibit A (the “LOI”);

WHEREAS, the parties subsequently agreed to modify the terms of the Transactions and abandoned the contemplated Merger in favor of Regenicin entering into an agreement (the “Lonza Agreement”) directly with the Lonza Group Ltd. (“Lonza”) pursuant to which Regenicn will acquire certain license and other intellectual property rights from Lonza upon which it intends to develop and commercialize tissue-engineered skin substitutes to restore the qualities of healthy human skin. The modified terms of the Transactions are more particularly set forth in that certain Confidential Private Placement Memorandum of Regenicn, Inc., a copy of which is attached hereto as Exhibit B (the “PPM”);

WHEREAS, the modifications to the Transactions and issues raised by investors in the contemplated PIPE Financing have necessitated certain modifications to the terms of the Transactions and are reflected herein;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of Broadsmoore, Regenicin and McCoy, intending to be legally bound, agree as follows:

1.           Agreement Regarding the Renenicin ESOP.  McCoy hereby agrees to vote the shares of Common Stock beneficially owned by him in favor of the adoption on or before August 31, 2010 of a Regenicn employee equity incentive plan (the “Plan”) pursuant to which up to 4,428,360 shares of Common Stock to be vested over a three year period may be awarded to attract, retain and motivate employees, officers, directors, consultants, agents, advisors and independent contractors of Regenicin.  McCoy further agrees that upon adoption of the Plan he will deliver to Regenicin together with appropriate transfer documentation 4,428,360 shares of Common Stock beneficially owned by him which Regenicin shall cause to be delivered to Regenicin’s transfer agent with instructions that they be cancelled and returned to treasury.

2.           Agreement Regarding Board Members.  Notwithstanding anything contained in Section 8 of the LOI to the contrary,  at McCoy’s direction, the Board of Directors of the Company shall take all action necessary to increase the number of directors comprising the Regenicin Board of Directors to Seven (7) members.  Broadsmoore shall provide the Company with numerous potential candidates for the empty board seats which the Board of Directors shall interview and appoint as the Board determines acceptable in its sole discretion.

3.           Agreement Regarding Make Good Shares.   McCoy hereby agrees to lock up 11,288,850 shares of Common Stock representing 20% of the number of shares of Common Stock beneficially owned by him (the “Lock Up Shares”), restricting the sale of the Lock Up Shares until such time as the Company receives approval from the U.S. Food and Drug Administration (“FDA”) for the commercial sale of an engineered skin substitute or related device such as the Collagen Biopolymer.

4.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflicts of laws principles thereof.

5.           Amendment. This Agreement may be amended, modified or terminated only by an instrument in writing signed by all parties.

6.           No Assignment. Neither this Agreement nor any right or obligation provided for herein may be assigned by any party without the prior written consent of the other parties.

7.           Successors. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties hereto.

8.           Counterparts. The Agreement may be executed in any number of counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

9.           Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

10.           Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.           Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

REGENICIN, INC.

By:___________________________________
Name: Randall E. McCoy
Title: President and CEO

______________________________________

Randall E. McCoy

BROADSMOORE FINANCIAL GROUP, LLC

By:____________________________________
Name: Mr. David Ring
Title: Chief Operating Officer

EXHIBIT A

Vectoris Broadsmoore Binding Letter of Intent

[Attached Hereto]

EXHIBIT B

CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM

of

REGENICIN, INC.
(formerly known as Windstar, Inc.)

[Attached Hereto]